Exhibit 99.2
         COMPANY CONTACT:
Checkpoint Systems, Inc.
Craig Burns
Executive Vice President,
Chief Financial Officer and Treasurer
(856) 848-1800

INVESTOR RELATIONS CONTACT:
Bob Joyce
Financial Dynamics
(212) 850-5600

Checkpoint Systems, Inc. Concludes Restatement of Prior Period Results

Thorofare, New Jersey, March 30, 2007 — Checkpoint Systems, Inc. (NYSE: CKP) announced restated financial results for the first nine months of 2006 and fiscal year 2005 and 2004. The restatement of its financial statements for the 2005 and 2004 fiscal years, as well as quarterly financial data for the first three quarters of 2006 and all of 2005 will be formally complete when the Company files those statements on Form 10-K for the fiscal year ended December 31, 2006, with the Securities and Exchange Commission. The Company expects to file the 10-K today.

As previously announced, the restatement was due to the combined effect of financial statement errors attributable to the overstatement of revenue due to the improper activities of certain former employees of the Company’s Japanese sales subsidiary, errors in the timing of recognition of revenue for certain transactions in the Company’s CheckNet® business, and income tax adjustments recorded in the fourth quarter of 2005 relating to prior years.

The activities of the Japanese sales subsidiary caused the Company to over-report revenue by $2.9 million in the first nine months of 2006, $1.7 million in fiscal 2005, and $0.4 million in fiscal 2004. The Japanese sales subsidiary generated $35.7 million of revenue in 2006.

Also as previously announced, the Audit Committee of the Company’s Board of Directors with the assistance of independent legal counsel and forensic accountants completed an independent investigation into the Company’s Japanese sales subsidiary. As a result of the investigation, the employment of both the Chairman and the President of the Japanese sales subsidiary has been terminated. During the fourth quarter of 2006, the subsidiary dismissed its Controller and the General Manager of its RFID Business.

The restatement results in a reduction in net earnings for the first nine months of 2006 by $1.9 million, a reduction in net earnings for fiscal year 2005 by $2.9 million and an increase in net earnings for fiscal year 2004 by $1.6 million, approximately in line with the Company’s previously announced expectations. The prior period income tax adjustments previously disclosed in the Company’s 2005 financial statements represent $1.6 million of the reduction in 2005 net earnings and $1.5 million of the increase in 2004 net earnings.

A summary of the Company’s historical consolidated statement of operations is as follows:

$ Millions	Nine Months Ended September 24, 2006		December 25, 2005		December 26, 2004
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Net revenues	$475.0	$471.5	$721.0	$718.0	$671.6	$670.5
Operating income	17.4	14.9	43.0	40.8	26.1	26.2
Income taxes	1.8	1.3	11.0	11.7	3.5	2.1
Net earnings (loss)	19.8	17.9	39.4	36.5	(20.2)	(18.6)
Earnings (loss) per share, diluted	$.49	.44	$1.01	$.93	$(.54)	$(.50)

Checkpoint’s filings will include disclosure of a material weakness in internal control over financial reporting and Checkpoint's plans to remediate the weakness.

Checkpoint Systems will host a conference call today, March 30, 2007, at 10:00 A.M. Eastern Time, to discuss the restated prior period results and its fourth quarter and year end 2006 results, which were also announced today. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company’s homepage, www.checkpointsystems.com, by clicking on the “Conference Calls” link or entering the “Investors” section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company’s homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems, and retail merchandising systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 31 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. Specific forward-looking statements with respect to this release relate to the expected results of the Company’s review of transactions, revenue items, expense items and other accounting matters with respect to Checkpoint Systems Japan Co. Ltd., the Company’s Japanese sales subsidiary (the “Subsidiary”); the Company’s ability to restate financial statements and financial information and to complete those restatements in a timely manner; the Company’s ability to complete and make prompt amended filings with respect to prior periods and to complete and file its Form 10-K for the year ended December 31, 2006; the detection by the Audit Committee investigation of all principal improper activities of personnel of the Subsidiary or other employees of the Company; the adequacy of internal controls and their conformity to applicable requirements; the impact of the investigation on the Company’s business operations, its relationships with business partners, employee relations and its pipeline; and anticipated costs and expenses of the investigation and related activities. Actual results of the Company may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including unanticipated accounting issues or audit issues regarding the financial data with respect to the Subsidiary for the periods to be restated or adjusted; inability of the Company or its independent registered public accounting firm to confirm information or data discovered in the investigation; unanticipated issues regarding the investigation that prevent or delay the Company’s independent registered public accounting firm from relying upon the investigation or that require additional efforts, procedures, review or investigation; the Company’s inability to design or improve internal controls to address issues detected in the investigation; the detection of wrongdoing or improper activities not detected and covered by the investigation; the impact upon operations of investigations, legal compliance matters or internal controls review, improvement and remediation; difficulties in controlling expenses, including costs of investigations, legal compliance matters or internal controls review, improvement and remediation; impact of changes in management or staff levels; and other risks and uncertainties discussed more fully in the Company’s SEC filings, including those discussed under Item 1A. “Risk Factors Related to Our Business” in the Company’s Form 10-K for the fiscal year ended December 25, 2005, and in the “Management’s Discussion and Analysis” section of the Company’s Form 10-Q for the quarter ended September 24, 2006, which are on file with the U.S. Securities and Exchange Commission and may be accessed at http://www.sec.gov or via the Company’s investor relations web page at http://www.checkpointsystems.com. The Company disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.

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